Exhibit 3.4

DEAN HELLER Secretary of State 204 North Carlson Street. Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	Entity # C21061-1999 Document Number: 20050392738-29

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Date Filed: 9/12/2005 8:10:32 AM In the office of
Important: Read attached instructions before completing form.	/s/ Dean Heller Dean Heller Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation
CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

2. The articles have been amended as follows (provide article numbers, if available):
(i) Common Stock, A class of 150,000,000 shares of common stock, $.001 par value, which represents an increase from the previously authorized capital of 50,000,00 shares of common stock.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 76.6%

4. Effective date of filing (optional):

5. Officer Signature (required): /s/ Hong Jun Wang

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this fling to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State [ILLEGIBLE]